Exhibit 99.1

EQT Private Equity Completes Acquisition of Billtrust

LAWRENCEVILLE, N.J., December 16, 2022-- BTRS Holdings Inc. ("Billtrust" or "the Company") (NASDAQ: BTRS), a B2B order-to-cash software leader, today announced the completion of its acquisition by the EQT X fund (“EQT Private Equity”), part of EQT, a leading global investment organization. The transaction was announced on September 28, 2022, and received shareholder approval on December 13, 2022.

Under the terms of the transaction, Billtrust shareholders will receive $9.50 per share in cash. With the completion of the acquisition, Billtrust’s common stock has ceased trading and will no longer be listed on the Nasdaq.

Advisors

J.P. Morgan Securities LLC served as exclusive financial advisor to Billtrust, and Davis Polk & Wardwell LLP acted as legal counsel to Billtrust.

Evercore served as financial advisor to EQT, and Weil, Gotshal & Manges LLP acted as legal counsel to EQT.

About BTRS Holdings

Billtrust is a leading provider of cloud-based software and integrated payment processing solutions that simplify and automate B2B commerce. The order-to-cash process is broken and relies on conventional processes that are outdated, inefficient, manual and largely paper based. Billtrust is at the forefront of the digital transformation of the order-to-cash process, providing mission-critical solutions that span credit decisioning and monitoring, online ordering, invoice delivery, payments and remittance capture, invoicing, cash application and collections. For more information, visit Billtrust.com.

About EQT

EQT is a purpose-driven global investment organization with EUR 114 billion in assets under management within two business segments – Private Capital and Real Assets. EQT owns portfolio companies and assets in Europe, Asia-Pacific and the Americas and supports them in achieving sustainable growth, operational excellence and market leadership. More info: www.eqtgroup.com. Follow EQT on LinkedIn, Twitter, YouTube and Instagram.

Investor Contact
John T. Williams
IR@billtrust.com

Media Contact
Meredith Simpson
PR@billtrust.com